Exhibit 99.1

Health Catalyst Announces Agreement to Acquire Twistle

Twistle, a Patient Engagement SaaS Technology Solution, to Enhance Health Catalyst’s Population Health Offering and Enable More Comprehensive Support for Organizations Transitioning to Population Health Care Models

Salt Lake City, Utah – June 24, 2021 – Health Catalyst, Inc. (“Health Catalyst,” Nasdaq: HCAT), a leading provider of data and analytics technology and services to healthcare organizations, today announced that it has entered into a definitive agreement to acquire Twistle, Inc. (“Twistle”), an Albuquerque, New Mexico-based healthcare patient engagement SaaS technology company that automates patient-centered, HIPAA-compliant communication between care teams and patients to transform the patient experience, drive better care outcomes, and reduce healthcare costs.

We anticipate that Twistle’s leading clinical workflow and patient engagement platform, paired with the Health Catalyst population health offering, will enable a comprehensive go-to-market solution to address the population health needs of healthcare organizations, as well as Life Science organizations, around the globe. Health Catalyst’s cloud-based data platform, DOS™, will enhance Twistle’s automation by enabling richer data-driven patient interaction. The Twistle technology also enables Health Catalyst’s clinical, quality, and Life Sciences solutions, through established clinical pathways and patient communication channels.

“Twistle is a leading healthcare technology company committed to developing software that healthcare organizations and Life Science companies need to keep patients engaged in their healthcare,” said Dan Burton, CEO of Health Catalyst. “Their efforts to improve patient outcomes and reduce the cost of care are deeply aligned with our mission to be the catalyst for massive, measurable, data-informed improvements. We’re excited to welcome the Twistle team to Health Catalyst and look forward to working together to enable healthcare organizations to achieve the promise of population health.”

"Health Catalyst's acquisition of Twistle highlights our belief that the most promising technology in healthcare is combining AI and data with 'digital endpoints' for patient services to deliver value. Twistle creates endpoints that, in our experience, make it simple for us to interact asynchronously with patients in smarter ways, meeting them where they are digitally, and give our care teams the time to be even better at what they do best—delivering great care," said Aaron Martin, managing general partner of Providence Ventures and chief digital officer of Providence. "Combined with Health Catalyst's data and analytics technology, we expect accelerated innovation in personalizing our outreach to patients," he added.

“The synergy between our cultures, values, and solutions will have a tremendous impact on the health and wellness of patients. Health Catalyst’s patient insights can trigger personalized outreach, and the patient’s unique profile will allow Twistle’s communication pathways to adapt to their preferences and attributes in unprecedented ways. We are excited about the prospects of our joint solutions proactively engaging at-risk populations, advancing health equity, and improving patient activation in their care,” said Kulmeet Singh, founder and CEO of Twistle. “We anticipate that care teams will realize even more efficiency gains as our automated outreach will be more intelligent and individualized, freeing their time to focus on patients that require intervention to stay on track with their medical plan of care.”

Health Catalyst expects to fund the transaction using a mix of stock and cash. The parties expect the transaction, which is subject to customary closing conditions, to close in early Q3 2021. Further details regarding the acquisition will be reported on a Form 8-K filing that will be filed with the Securities and Exchange Commission today.

About Health Catalyst
Health Catalyst is a leading provider of data and analytics technology and services to healthcare organizations committed to being the catalyst for massive, measurable, data-informed healthcare improvement. Its customers leverage the cloud-based data platform—powered by data from more than 100 million patient records and encompassing trillions of facts—as well as its analytics software and professional services expertise to make data-informed decisions and realize measurable clinical, financial, and operational improvements. Health Catalyst envisions a future in which all healthcare decisions are data informed.

About Twistle
Twistle, a healthcare technology company founded in 2011, automates patient-centered, HIPAA-compliant communication between care teams and patients to transform the patient experience, drive better outcomes, and reduce costs. An automatic navigation (GPS) system for health, Twistle offers “turn-by-turn” guidance to patients as they navigate care journeys before, during, and after a care episode. Patients are engaged in their own care and follow best practices, communicate as needed with their care teams, and realize measurably better outcomes. Twistle integrates sophisticated automation with multi-channel communication, engaging patients through secure text messaging, interactive voice response, patient portals, or the health system’s digital applications.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements relating to expectations, plans, and prospects including expectations relating to our ability to close, and the timing of the closing of, this transaction and the benefits that will be derived from this transaction. These forward-looking statements are based upon the current expectations and beliefs of Health Catalyst’s management as of the date of this release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the risk of adverse and unpredictable macro-economic conditions and risks related to closing this transaction and integration of the companies. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Health Catalyst disclaims any obligation to update these forward-looking statements.

Health Catalyst Media Contact:
Amanda Hundt
amanda.hundt@healthcatalyst.com
575-491-0974